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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement"), dated as of June 30, 1999, is by and among NeoSoft, Inc., a Texas corporation (the "Company"), Ellyn Jones and Karl Lehenbauer, shareholders of the Company (each, a "Shareholder," and collectively, the "Shareholders"), Internet America, Inc., a Texas corporation ("Parent") and GEEK Houston, Inc., a Texas corporation and wholly owned subsidiary of Parent (the "Merger Sub").

                              W I T N E S S E T H:

         WHEREAS, the Company is in the business of providing Internet access to customers, both individuals and businesses, in the Texas market;

         WHEREAS, the respective Boards of Directors of the Company, the Merger Sub and Parent have adopted resolutions approving and adopting the proposed merger (the "Merger") of the Merger Sub with and into the Company upon the terms and conditions hereinafter set forth in this Agreement; and

         WHEREAS, the Shareholders, who own approximately 95% of the outstanding common stock of the Company, desire to enter into this Agreement for the purpose of evidencing their consent to the consummation of the Merger and for the purpose of making certain representations, warranties, covenants and agreements;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         SECTION 1.1. DEFINITIONS. In addition to terms otherwise defined in this Agreement, as used in this Agreement, the following terms shall have the meanings set forth below:

         "Closing" shall mean the closing of the transactions contemplated by this Agreement.

         "Closing Date" shall mean the date hereof.

                                   ARTICLE II.
                                   THE MERGER

         SECTION 2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Closing, the Merger Sub will be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease. The Company (sometimes referred to herein



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as the "Surviving Corporation") shall be the surviving corporation in the
Merger. The Merger shall have the effects set forth in the applicable provisions of the Texas Business Corporation Act (the "TBCA").

         SECTION 2.2. EFFECTIVE TIME OF THE MERGER. The parties hereto shall cause Articles of Merger (the "Articles of Merger") that meet the requirements of the applicable provisions of the TBCA to be properly executed and filed with the Secretary of State of Texas on the Closing Date. The Merger shall be effective at the time of acceptance of the filing of the Articles of Merger with the Secretary of State of the State of Texas in accordance with the TBCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         SECTION 2.3. THE SURVIVING CORPORATION.

         (a) ARTICLES OF INCORPORATION. The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation.

         (b) BYLAWS. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         (c) DIRECTORS AND OFFICERS. The directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         SECTION 2.4. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, the Merger Sub or any holder of capital stock of any of them, subject to the limitations contained herein:

         (a) each share of common stock of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive in cash the amount that is equal to $7.3 million divided by the number of issued and outstanding shares of Company Common Stock as set forth on Schedule 3.4.

         (b) each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of Common Stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.


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         SECTION 2.5. STOCK CERTIFICATES. At or following the Effective Time, each holder of an outstanding certificate or certificates representing Company Common Stock shall surrender the same to the Company and the Company shall, in exchange therefor, cause to be issued to the holder of such certificate(s) cash in accordance with Section 2.4, less any amount required to be withheld under applicable federal, state or local tax requirements, and the surrendered certificate(s) shall be cancelled. From and after the Effective Time, all shares of the Company Common Stock converted in accordance with Section 2.4 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Until surrendered and exchanged, each certificate of Company Common Stock shall represent solely the right to receive cash in accordance with
Section 2.4, without interest and less any tax withholding. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they are converted in accordance with Section 2.4.

         SECTION 2.6. DISSENTING SHARES. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time not voted in favor of the Merger, the holder of which has given written notice of the exercise of dissenter's rights and has perfected such rights as required by the TBCA is herein called a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive cash pursuant to Section 2.4 and shall be entitled only to such rights as are available to such holder pursuant to the TBCA, unless the holder thereof shall have withdrawn or forfeited his dissenter's rights. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBCA. The Company will promptly pay to any holder of Dissenting Shares such amount as such holder shall be entitled to receive in accordance with the applicable provisions of the TBCA. If any holder of Dissenting Shares shall effectively withdraw or forfeit his dissenter's rights under the TBCA, such Dissenting Shares shall be converted into the right to receive cash in accordance with Section 2.4.

         SECTION 2.7. SPECIAL PROVISIONS. Ellyn Jones and Karl Lehenbauer shall each enter into a Noncompetition Agreement with Parent (the "Noncompetition Agreements"), the form of which is set forth in Schedule 5.1(d). Ellyn Jones and Karl Lehenbauer shall each enter into a Consulting Agreement with Parent (the "Consulting Agreements"), the form of which is set forth in Schedule 5.1(g).

                                  ARTICLE III.
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS

         The Company and each Shareholder jointly and severally represent and warrant that the following are true and correct as of date hereof and will be true and correct through the Closing Date as if made on that date:

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         SECTION 3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Company
is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Company.

         SECTION 3.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Company of this Agreement and the other agreements, instruments and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company, its board of directors and shareholders. This Agreement and each other agreement, instrument and document contemplated hereby has been duly executed and delivered by the Company and each Shareholder, enforceable against the Company and each Shareholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         SECTION 3.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements, instruments and documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company or any shareholder of the Company is bound or to which any of the Company's assets or properties are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Company's assets or properties or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, any shareholder of the Company or the Company's assets or properties.

         SECTION 3.4. CAPITALIZATION. The authorized and issued capital stock of the Company and the ownership interest of each shareholder of the Company are set forth on Schedule 3.4. No shares of the capital stock of the Company are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights of any of the Company's shareholders. All accrued dividends on the capital stock of the Company, whether or not declared, have been paid in full. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance by the


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Company or transfer by the Company of additional shares of its capital stock and the Company has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There are no voting trusts or any other agreements or understandings with respect to the voting of the Company's capital stock. The Company has no ownership interest in any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         SECTION 3.5. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements, instruments and documents contemplated hereby on the part of the Company or any shareholder.

         SECTION 3.6. TITLE; LEASED ASSETS. The Company owns no real property. Set forth on Schedule 3.6(a) is a list of all tangible and intangible personal property owned by the Company (collectively, the "Personal Property"). The Company has good, valid and marketable title to all of the Personal Property. A list and brief description of all leases of personal and real property to which the Company is a party, either as lessor or lessee, are set forth in Schedule
3.6 (b). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The Personal Property and the leased personal property referred to in this paragraph constitute the only personal property used in the conduct of the business of the Company. Except as set forth in Schedule 3.6(c), the Company owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company, which will not be impaired by the consummation of the transactions contemplated hereby.

         SECTION 3.7. TAXES.

         (a) For purposes of this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties, fines and other additions imposed in respect thereof.

         (b) Except as set forth on Schedule 3.7(b), all taxes of the Company which have become due (without regard to any extension of time for payment and whether or not shown on any tax return) have been paid. The Company has withheld and paid over all taxes required to have been withheld and paid over and has complied with all information reporting and back-up withholding requirements relating to taxes. There are no liens with respect to taxes on any of the assets of the Company, other than liens for taxes not yet due and payable.


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         (b) All tax returns and information statements required to have been filed by the Company have been timely filed (taking into account duly granted extensions) and are true, correct and complete in all respects. The Company is not currently the beneficiary of any extension of time within which to file any tax return, and no claim has ever been made by any governmental authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction.

         (c) The unpaid taxes of the Company for all periods ending on or before December 31, 1998 did not exceed the amount of the current liability accruals for taxes (exclusive of reserves for deferred taxes established to reflect timing differences) reflected on the balance sheet of the Company as of December 31, 1998, and the unpaid taxes of the Company for all periods ending on or before the Closing Date will not exceed the amount of such current liability accruals reflected in the Company's books and records as of the Closing Date.

         (d) No deficiencies exist or have been asserted or are expected to be asserted with respect to taxes of the Company and the Company has not received notice (verbally or in writing) nor does it expect to receive notice that it has not filed a tax return or paid any taxes required to be filed or paid by it. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any tax of the Company is currently in process, pending or, to the best knowledge of the Company and Shareholders, threatened (verbally or in writing). No waiver or extension of any statute of limitations relating to the assessment or collection of any tax of the Company is in effect. There are no outstanding requests for rulings with any tax authority relating to taxes of the Company.

         (d) The Company is not and has never been a party to any tax sharing agreement or arrangement (formal or informal, verbal or in writing) and is not and has never been liable for the taxes of any other person, whether by law or contract. Neither the Company nor any shareholder of the Company (or any direct or indirect owner of any shareholder) is a "foreign person" as defined in
Section 1445(f)(3) of the Code. The Company has not made any payments, obligated itself to make any payments or become a party to any agreement that under any circumstance could obligate it or any successor or assignee of it to make any payments that are not or will not be deductible under Code Section 280G, or that would be subject to excise tax under Code Section 4999. The Company does not and has not ever held, directly or indirectly, any "United States real property interest" as that term is used in Section 897(a) of the Code. The Company is not required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

         SECTION 3.8. COMPLIANCE WITH LAWS. The Company and its shareholders have complied with all laws, regulations and licensing requirements, including without limitation, environmental laws and requirements. There are no existing violations of, or any existing, pending or threatened investigation or inquiry with respect to any federal, state or local law or regulation. The



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Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct the Company's business as now conducted, and the Surviving Corporation shall continue to possess all such licenses, franchises, permits and governmental authorizations after the consummation of this Agreement.

         SECTION 3.9. FINDER'S FEE. Neither the Company nor any of its shareholders has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         SECTION 3.10. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Company and each Shareholder, threatened, against or affecting, or that could affect, the Company, any of the Company's assets or properties or the business of the Company. Neither the Company nor any Shareholder knows of any basis for any such action, proceeding or investigation.

         SECTION 3.11. CORPORATE RECORDS. Copies of the Articles of Incorporation and Bylaws of the Company, both as amended, are attached hereto as
Schedule 3.11 and are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Company, copies of which have been delivered to Parent, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the board of directors (and any committees thereof) and the shareholders of the Company since the formation of the Company.

         SCHEDULE 3.12. FINANCIAL STATEMENTS; LIABILITIES. Attached as Schedule 3.12(a) are the Company's unaudited balance sheet and related unaudited statement of income for each of the twelve-month periods ended December 31 for the 1999, 1998 and 1997 calendar years and for each monthly period through April 30, 1999 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, are in accordance with the books and records of the Company, fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated and have been prepared on a consistent basis with prior periods. The Financial Statements reflect all known liabilities of the Company, accrued, contingent or otherwise (asserted or unasserted), arising out of transactions effected or events occurring on or prior to the dates thereof. All known liabilities of the Company, accrued, contingent or otherwise (asserted or unasserted) arising out of transactions effected or events occurring from May 1, 1999 through the Closing Date are set forth on Schedule 3.12(b). All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. All tangible assets used in the conduct of the business of the Company are reflected in the Financial Statements. Except as set forth in Schedules 3.12(a) or (b), the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither the Company nor the Shareholders know of any basis for the assertion of any other claims or


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liabilities of any nature or in any amount.

         SCHEDULE 3.13. EMPLOYEE MATTERS. Schedule 3.13 contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all salaried employees of the Company. In addition, Schedule 3.13 contains a complete and accurate description of (i) all accrued but unpaid Cash Compensation, vacation, sick leave and all other benefits as of the Closing Date for all employees of the Company and (ii) any promised increases in Cash Compensation of such persons that have not yet been effected. Schedule 3.13 contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees. The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Except as set forth on Schedule 3.13, the Company is not a party to any employment agreements with respect to its employees (including but not limited to employee leasing agreements, employee services agreements and noncompetition agreements). Except as set forth in Schedule 3.13, the Company does not sponsor or contribute to on behalf of its employees, and has not sponsored or contributed to in the three years preceding the date of this Agreement, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The Company (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or, to the best knowledge of the Company and Shareholders, threatened against the Company before any federal, state or local court, board, department, commission or agency nor, to the best knowledge of the Company and Shareholders, does any basis therefor exist or (ii) existing or, to the best knowledge of the Company and Shareholders, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company, nor, to the best knowledge of the Company and Shareholders, does any basis therefor exist. All employees of the Company are citizens of, or are authorized to be employed in, the United States.

         SECTION 3.14. COMMITMENTS. Except as set forth on Schedule 3.14, the Company has not entered into, nor are the assets or the business of the company bound by, whether or not in writing, any agreement, contract, document or obligation, whether written or oral (collectively, the "Commitments"). True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have been delivered to Parent. There are no existing defaults, events of default or events, occurrences, acts or omissions



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that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Commitments and the Commitments are in full force and effect. Neither the Company nor any of the shareholders of the Company has received notice of the exercise of any right to cancel or terminate any Commitment. No customer or supplier of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods and services that it is willing to purchase from, or sell to, the Company.

         SECTION 3.15. INSURANCE. The Company carries property, liability, workers' compensation and such other types of insurance as is customary in the industry of the insured. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance policies shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have heretofore been provided to Parent.

         SECTION 3.16. OWNERSHIP INTERESTS OF INTERESTED PERSONS. No officer, supervisory employee, manager or member of the Company, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Company, or any organization that has a material contract or arrangement with the Company. Except for the ownership of publicly traded securities constituting less than one percent (1%) of the total issued and outstanding securities of the same class, none of the shareholders owns directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Company.


                                   ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF PARENT MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant that the following are true and correct as of the date hereof:

         SECTION 4.1. ORGANIZATION AND GOOD STANDING. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         SECTION 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Merger Sub of this Agreement and the other agreements, instruments and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby,



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have been duly authorized by Parent and Merger Sub. This Agreement and each other agreement, instrument and document contemplated hereby and executed by Parent and Merger Sub have been duly executed and delivered by Parent and Merger Sub and constitute legal, valid and binding obligations of parent and Merger Sub, enforceable against same in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         SECTION 4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements, instruments and documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Merger Sub or any agreement, indenture or other instrument under which Merger Sub is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Merger Sub or the properties or assets of Merger Sub.

                                   ARTICLE V.
                   CLOSING DELIVERIES AND CONDITIONS PRECEDENT

         SECTION 5.1. DELIVERIES OF THE COMPANY AND SHAREHOLDERS. At the Closing, the Company and Shareholders (as the case may be) shall deliver to Merger Sub and/or Parent, as appropriate, the following, all of which shall be in a form satisfactory to counsel to Merger Sub and Parent:

         (a) resignations from the officers and directors of the Company, dated as of the Effective Time;

         (b) a copy of the resolutions of the Board of Directors of the Company and the resolutions of the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Company's Secretary as being true and correct copy of the original thereof subject to no modifications or amendments;

         (c) a certificate, dated within five (5) days of the Closing Date, of the Secretary of State of Texas establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

         (d) the executed Noncompetition Agreements of Ellyn Jones and Karl Lehenbauer in the form attached hereto as Schedule 5.1(d);

         (e) a certificate of the President of the Company certifying that the Company has


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performed its agreements contained in this Agreement required to be performed by
Closing and that the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of Closing;

         (f) a certificate of each Shareholder certifying that the Shareholders have performed their agreements contained in this Agreement required to be performed by Closing and that the representations and warranties of the Shareholders contained in this Agreement are true and correct in all material respects on and as of Closing;

         (g) the executed Consulting Agreements of Ellyn Jones and Karl Lehenbauer in the form attached hereto as Schedule 5.1(g);

         (h) such other documents as shall be necessary or appropriate, as Parent or Merger Sub may reasonably request in connection with the transactions contemplated hereby.

         SECTION 5.2. DELIVERIES OF PARENT AND MERGER SUB. At the Closing, Merger Sub and Parent shall deliver to the Company and/or the Shareholders, as appropriate, the following, all of which shall be in a form satisfactory to counsel to the Company:

         (a) a copy of the resolutions of the Board of Directors of the Merger Sub and the resolutions of the shareholders of the Merger Sub authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Merger Sub's Secretary as being true and correct copy of the original thereof subject to no modifications or amendments;

         (b) the executed Noncompetition Agreements; and

         (c) the executed Consulting Agreements.

         SECTION 5.3. MERGER SUB'S AND PARENT'S CONDITIONS TO CLOSING. The obligations of Merger Sub and Parent hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions: (i) the transactions contemplated herein shall have been duly approved by the board of directors of Merger Sub and Parent; and (ii) Merger Sub and Parent shall have received all of the closing deliveries set forth in Section 5.1.

         SECTION 5.4. COMPANY'S CONDITIONS TO CLOSING. The obligations of the Company hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions: (i) the transactions contemplated herein shall have been duly approved by the board of directors of the Company; and (ii) the Company shall have received all of the closing deliveries set forth in Section 5.2.



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                                   ARTICLE VI.
                              POST CLOSING MATTERS

         SECTION 6.1. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Parent, the Company and Shareholders shall deliver any further instruments of transfer reasonably requested by Parent, and take all reasonable action as may be necessary or appropriate to carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder.

         SECTION 6.2. TAX MATTERS. Each party hereto shall provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any income tax return, amended return or claim for refund, determining a liability for income taxes or a right to refund of such taxes or in conducting any audit or other proceeding in respect of such taxes. Such cooperation and information shall include providing copies of all relevant portions of returns, together with relevant accompanying schedules, work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which such party may possess.

         SECTION 6.3. EMPLOYEE BONUS. Following the Closing, Parent and/or the Company agree to make certain bonus payments totaling $700,000 to certain employees of the Company as instructed by the Shareholders in writing after the Closing. Parent and/or the Company will forward such payments to the employees within four days after receiving written instructions from Shareholders.

                                  ARTICLE VII.
                                    REMEDIES

         SECTION 7.1. INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the terms and conditions of this Article, each Shareholder jointly and severally agree to indemnify, defend and hold Parent, the Surviving Corporation and their respective directors, officers, agents, attorneys and affiliates (the "Purchaser Indemnitees") harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnities by reason of or resulting from:

         (a) a breach of any representation, warranty or covenant of the Company or a Shareholder contained herein, in any schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby;

         (b) any liabilities, contingent or otherwise (known or unknown and asserted or unasserted) arising out of the Company's conduct or its business prior to Closing and the liabilities of the Company created prior to Closing or arising out of transactions effected or events occurring on or prior to the Closing Date (including, without limitation, litigation matters which arose from events or circumstances occurring on or prior to the closing Date), except as disclosed herein (unless such liability is specifically a subject of indemnification hereunder);

         (c) all taxes upon or arising from the transactions contemplated hereby;

         (d) all taxes of the Company with respect to any taxable period ending on or before the Closing Date (or for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) to the extent such taxes exceed the amount of the current liability accruals for taxes (exclusive of reserves for deferred Taxes established to reflect timing differences) reflected in the Company's books and records as of the Closing Date; provided that for purposes of this subsection, the portion of any tax attributable to a taxable year or period beginning before and ending after the Closing Date shall be determined by apportioning the tax for the entire year or period based upon the number of days in the year or period, except that any such tax measured by income or receipts shall be apportioned based upon actual results of operations through the end of the Closing Date;

         (e) all expenses of the Company and Shareholders related to this transaction, including, without limitation, the fees of the Company's and Shareholders' legal counsel and accountants; and

         (f) all amounts owed by the Company to NeoSoft Productions and A. Lehenbauer.

         Notwithstanding the above paragraphs, the Shareholders shall not be required to indemnify Purchaser Indemnitees in respect of any Damages until the aggregate amount of such Damages exceeds $50,000, whereupon the Shareholders shall be required to indemnify the Purchaser Indemnitees in respect of such Damages only to the extent that such Damages exceed $50,000.

         SECTION 7.2. INDEMNIFICATION BY PARENT. Subject to the terms and conditions of this Article, Parent hereby agree to indemnify, defend and hold Shareholders and their agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnities by reason of or resulting from

         (a) a breach by Merger Sub of any representation, warranty or covenant of Merger Sub contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; and

         (b) enforcement of the guarantees described on Schedule 7.2.

         SECTION 7.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Shareholders and Parent (the "indemnifying party") to the other or the Surviving Corporation (the "party to be indemnified") under Sections 7.1 and 7.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Promptly after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defenses with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) In the event that the indemnifying party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth
(10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified, such consent not to be unreasonably withheld, unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified. The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         SECTION 7.4. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         SECTION 7.5. REMEDIES EXCLUSIVE. The remedies provided in this Article shall be exclusive of any other rights or remedies available to one party against the other, either at law or in equity, except in the case of fraud.

         SECTION 7.6. COSTS, EXPENSES AND LEGAL FEES. Subject to the provisions of Sections 7.1 and 7.2, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that (a) each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully enforcing any of the terms of this Agreement or proving that another party breached any of the terms of this Agreement; and (b) the Shareholders shall bear all transaction expenses of the Company, including without limitation, the fees of the Company's legal counsel and accountants.

         SECTION 7.7. CLAIMS PERIOD. Any claims for Damages must be made prior to the expiration of the applicable periods set forth in Section 8.6, and as to any such claim that is presented to the indemnifying party within the applicable period set forth in Section 8.6, such obligation to indemnify shall continue to survive until such claim is finally resolved or disposed of.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         SECTION 8.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         SECTION 8.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Parent or Merger Sub to an affiliate of Parent or Merger Sub.

         SECTION 8.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         SECTION 8.4. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 8.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, schedule or other instrument delivered by or on behalf of the Company, a Shareholder, Merger Sub or Parent pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, Shareholders, Merger Sub or Parent, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of eighteen (18) months, except for representations, warranties and indemnification provisions with respect to any environmental, tax or tax-related matters which shall survive the Closing until the running of any applicable statutes of limitation.

         SECTION 8.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         SECTION 8.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         SECTION 8.9. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure to attorneys, accountants, investment bankers or other agents of the parties or as required by law.

         SECTION 8.10. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by facsimile transmission or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or transmitted by facsimile or on the third (3rd) business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

         If to Merger Sub:           GEEK Houston, Inc.
                                     One Dallas Centre
                                     350 N. St. Paul, Suite 3000
                                     Dallas, Texas 75201
                                     Attention: President
                                     Fax No.:  (214) 861-2663

         If to Parent:               Internet America, Inc.
                                     One Dallas Centre
                                     350 N. St. Paul, Suite 3000
                                     Dallas, Texas 75201
                                     Attention: President
                                     Fax No.:  (214) 861-2663

         With copy to:               Elizabeth Palmer Daane
                                     Jackson Walker L.L.P.
                                     901 Main Street, Suite 6000
                                     Dallas, Texas 75202
                                     Fax No.: (214) 953-5822

         If to the Company:          NeoSoft, Inc.
                                     1770 St. James Place, Suite 500
                                     Houston, Texas 77056
                                     Attention: President
                                     Fax No.: (___) _________

         If to the Shareholders:     Ellyn Jones
                                     Karl Lehenbauer
                                     5538 Grape Street
                                     Houston, Texas 77096
                                     Fax No.: (___) __________

         With copy to:               Eddy Rogers
                                     Mayor, Day, Caldwell & Keaton, L.P.
                                     700 Louisiana Street, Suite 1900
                                     Houston, Texas 77002
                                     Fax No.: (713) 225-7047

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         SECTION 8.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        EXECUTED as of the date first above written.


                                        COMPANY:
                                        NEOSOFT, INC.


                                        By: /s/ Ellyn Jones
                                           ----------------------------
                                             Ellyn Jones, President


                                        SHAREHOLDERS:


                                        /s/ Ellyn Jones
                                           ----------------------------
                                             Ellyn Jones

                                        /s/ Karl Lehenbauer
                                           ----------------------------
                                             Karl Lehenbauer

                                        MERGER SUB:
                                        GEEK HOUSTON, INC.



                                        By: /s/ Michael Maples
                                           ----------------------------
                                             Michael Maples, President


                                        PARENT:
                                        INTERNET AMERICA, INC.



                                        By: /s/ Michael Maples
                                           ----------------------------
                                             Michael Maples, President and
                                               Chief Executive Officer